UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Gold Flora Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization	93-2261104 (I.R.S. Employer Identification No.)

3165 Red Hill Avenue Costa Mesa, CA 92626 (949) 252-1908 (Address of Principal Executive Offices

Gold Flora Corporation 2023 Equity Incentive Plan
TPCO Holding Corp. Equity Incentive Plan
CMG Partners, Inc. 2019 Stock Option and Grant Plan
Left Coast Ventures, Inc. Amended and Restated 2018 Equity Incentive Plan
(Full title of the plans)

Laurie Holcomb, Chief Executive Officer
Gold Flora Corporation
3165 Red Hill Avenue
Costa Mesa, CA 92626
(Name and address of agent for service)
(302) 658-7581
(Telephone number, including area code, of agent for service
With a copy to
Frank A. Segall, Esq.
Robert A. Petitt, Esq.
Blank Rome LLP
125 High Street
Boston, MA 02110
(617) 415-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the "Registration Statement") registers the offer and sale of 43,142,611 shares of common stock of Gold Flora Corporation (the "Registrant") pursuant to the Gold Flora Corporation 2023 Equity Incentive Plan (the “Plan”), filed hereto as Exhibit 4.1.

The Registration Statement also registers the 157,578 shares of common stock of the Registrant issuable upon the exercise or conversion of outstanding TPCO Replacement RSUs, as such term is defined the Business Combination Agreement dated February 21, 2023 (the “Business Combination Agreement”) as exchanged in the business combination completed July 7, 2023 pursuant to a Plan of Arrangement appended as Schedule A to the Business Combination Agreement. The TPCO Replacement RSUs were issued under, and are currently governed by, the TPCO Holding Corp. Equity Incentive Plan (the “TPCO Equity Incentive Plan”), filed hereto as Exhibit 4.2.

The Registration Statement also registers the 89,303 shares of common stock of the Registrant issuable upon the exercise or conversion of the outstanding options issued under, and governed by, the CMG Partners, Inc. 2019 Stock Option and Grant Plan (the “CMG Plan”), filed hereto as Exhibit 4.3.

The Registration Statement also registers the 9,100 shares of common stock of the Registrant issuable upon exercise or conversion of the outstanding options issued under, and governed by, the Left Coast Ventures, Inc. Amended and Restated 2018 Equity Incentive Plan (the “LCV Plan”), filed hereto as Exhibit 4.4.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are hereby incorporated into this Registration Statement by reference:

(a) The Annual Report on Form 10-K of the Registrant filed with the Commission on April 5, 2024;
(b) The Quarterly Report on Form 10-Q of the Registrant filed with the Commission on May 15, 2024;
(c) The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2024, for the 2024 Annual Meeting of Stockholders;
(d) The Current Report on Form 8-K of the Registrant filed with the Commission on March 1, 2024; and
(e) The description of the Registrant’s Common Stock contained Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on April 5, 2024, including any subsequent amendment or any report filed for the purpose of updating such description.
In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
Not Applicable.

Item 5. Interests of Named Experts and Counsel.
Not Applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s certificate of incorporation and the Registrant’s bylaws contain provisions that limit the liability of its directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors and officers will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except liability:

•for any breach of such person’s duty of loyalty to the Registrant or its stockholders
•for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;
•with respect to directors, under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or
•for any transaction from which the director or officer derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Registrant has entered into indemnification agreements with its current directors and officers. The indemnification agreements require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and officers.

The Registrant intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, which may be incurred by them in their capacity as such.

The Registrant intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, which may be incurred by them in their capacity as such.

The above discussion of the DGCL, the Registrant’s certificate of incorporation, bylaws, indemnification agreements, the Plan, and the Registrant’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	The Gold Flora Corporation 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on July 13, 2023)
4.2	The TPCO Holding Corp. Equity Incentive Plan (incorporated by reference to Exhibit 10.8 of the TPCO Holding Corp. Annual Report on Form 10-K filed on April 3, 2023)
4.3	The CMG Partners, Inc. 2019 Stock Option and Grant Plan (incorporated by reference to Exhibit 4.2 of the TPCO Holding Corp. Registration Statement on Form S-8 filed on November 12, 2021)
4.4
The Left Coast Ventures, Inc. Amended and Restated 2018 Equity Incentive Plan (incorporated by reference to Exhibit 4.3 of the TPCO Holding Corp. Registration Statement on Form S-8 filed on November 12, 2021)

5.1	Opinion of Blank Rome LLP
23.1	Consent of Blank Rome LLP (included in its opinion filed as Exhibit 5.1)
23.2	Consent of Macias, Gini and O’Connell LLP
24.1	Power of Attorney (included as part of the signature page of this Registration Statement)
107	Filing Fee Table

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%

change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, California on this 15th day of May, 2024.

GOLD FLORA CORPORATION
By: /s/ Laurie Holcomb
Name: Laurie Holcomb
Title: President & Chief Executive Officer

POWERS OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Laurie Holcomb and Marshall Minor, or either of them, as the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Laurie Holcomb Laurie Holcomb	President & Chief Executive Officer	May 15, 2024
/s/ Marshall Minor Marshall Minor	Chief Financial Officer	May 15, 2024
/s/ Mark Castaneda Mark Castaneda	Director	May 15, 2024
/s/ Al Foreman Al Foreman	Director	May 15, 2024
/s/ Michael Lau Michael Lau	Director	May 15, 2024
/s/ Heather Molloy Heather Molloy	Director	May 15, 2024
/s/ Jeffery Sears Jeffery Sears	Director	May 15, 2024